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                         CERTIFICATE OF INCORPORATION

                                      OF

                          CROSSZ SOFTWARE CORPORATION


                  FIRST: The name of the Corporation is: CrossZ Software Corporation (the "Corporation").

                  SECOND: The registered office of the corporation and registered agent in the State of Delaware is to be located at 1013 Centre Road, Wilmington, DE 19805, County of New Castle. The name of its registered agent is The Prentice-Hall Corporation System, Inc.

                  THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any lawful act or thing for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                  FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock this corporation is authorized to issue is 30,000,000, par value $0.001 per share, and the total number of shares of Preferred Stock this corporation is authorized to issue is 19,395,012, par value $0.001 per share. The first series of Preferred Stock shall be comprised of 260,669 shares and shall be designated "Series A Preferred Stock." The second series of Preferred Stock shall be comprised of 204,913 shares and shall be designated "Series B Preferred Stock." The third series of Preferred Stock shall be comprised of 2,898,837 shares and shall be designated "Series C Preferred Stock." The fourth series of Preferred Stock shall be comprised of 14,030,593 shares and shall be designated "Series D Preferred Stock." In addition to the four series of Preferred Stock enumerated above, this Coporation shall also be authorized to issue 2,000,000 addtional shares of Preferred Stock, with the Board of Directors being hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of such additional Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.




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                  The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                  The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of the shares of capital stock or the holders thereof are as set forth below.

                  Section 1. Dividend Rights of Preferred

                  (a) The holders of Series D Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends for each share of Series D Preferred Stock held by them in each case as adjusted for stock splits, recapitalizations and the like, in an amount equal to ten percent (10%) of the then effective Series D Conversion Price (defined below), as adjusted for stock splits, recapitalizations and the like, payable in preference and priority to any payment of any dividends on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock. Dividends on each share of Series D Preferred Stock shall be cumulative and shall accrue on a day-to-day basis (based on the actual number of days elapsed and a year of 365 days) from the date of its original issue. Dividends on the Series D Preferred Stock shall be paid by the issuance of additional shares of Series D Preferred Stock (valued at the then effective Series D Conversion Price), plus a cash payment in lieu of any fractional shares to which the holder would otherwise be entitled.

                  (b) The holders of the Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends in an amount equal to $0.38 per share per annum, as adjusted for stock splits, recapitalizations and the like, payable in preference and priority to any payment of any dividends on Series A Preferred, the Series B Preferred and the Common Stock when and as declared by the Board. The right to such dividends on the Series C Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series C Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

                  (c) The holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends in an amount equal to $0.52 per share per annum and $0.88 per share per annum, respectively, in each case as adjusted for stock splits, recapitalizations and the like, payable in preference and priority to any payment of any dividend on Common Stock when and as declared by the Board. The right to such dividends on the Series A Preferred Stock and


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Series B Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock and Series B Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

                  (d) After payment of such dividends, any additional dividends declared shall be distributed among all holders of Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each holder if all shares of Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in Section 4 below).

                  (e) In the event that the corporation shall have declared but unpaid dividends outstanding immediately prior to and in the event of a conversion of Preferred Stock (as provided in Section 4 hereof), the corporation shall pay in cash to the holders of Preferred Stock subject to the conversion, the full amount of any such dividends.

                  Section 2. Liquidation

                  (a) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the then outstanding Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the corporation available for distribution to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock by reason of their ownership thereof, the amount of (i) the then effective Series C Conversion Price (as defined below) to the holders of Series C Preferred Stock and (ii) the then effective Series D Conversion Price (as defined below) to the holders of Series D Preferred Stock (in each case, as adjusted for any stock splits, recapitalizations or the like with respect to such shares), plus all declared but unpaid dividends in respect of such shares for each share of Series C Preferred Stock and Series D Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount then the entire assets and funds of the corporation legally available for distribution shall be distributed pro rata among the holders of the Series C Preferred Stock and Series D Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (b) After the payment to the holders of Series C Preferred Stock and Series D Preferred Stock of the amounts set forth in Section 2(a), the holders of the then outstanding Series A Preferred Stock and Series B Preferred Stock shall be entitled


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to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation available for distribution to the holders of Common Stock by reason of their ownership thereof, the amount of (i) $6.40 per share to the holders of Series A Preferred Stock and (ii) $11.00 per share to the holders of Series B Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to such shares), plus all declared but unpaid dividends in respect of such shares for each share of Series A Preferred Stock and Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (c) After payment to the holders of the Preferred Stock of the amount set forth in Sections 2(a) and (b) hereof, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and Preferred Stock pro rata according to the relative aggregate number of shares of Common Stock then held by them or into which their Preferred Stock shall then be convertible.

                  (d) The merger or consolidation of the corporation with or into another corporation or person or entity and the sale or transfer of all or substantially all of the assets of the corporation shall not be deemed to be a liquidation, dissolution or winding up of the corporation, provided, however, that if as a result of such a transaction, the holders of the then outstanding Series A Preferred Stock would receive an amount per share of less than $6.40, the holders of the then outstanding Series B Preferred Stock would receive an amount per share of less than $11.00, the holders of the then outstanding Series C Preferred Stock would receive an amount per share of less than the then effective Series C Conversion Price, or the holders of the then outstanding Series D Preferred Stock would receive an amount per share of less than the then effective Series D Conversion Price, then such merger, consolidation, sale, transfer or lease shall be deemed to be a liquidation, dissolution or winding up of the corporation for purposes of this Section 2 with respect to such series of Preferred Stock, and provided further that the merger or consolidation of the corporation with or into a wholly-owned subsidiary of the corporation or into another corporation or person or entity in which the holders of the capital stock of the corporation hold at least 50% of the voting securities of the


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surviving entity shall not be deemed to be a liquidation, dissolution or winding up of the corporation.

                  Section 3. Voting

                  (a) Except as otherwise required by law or as set forth herein, each holder of shares of Preferred Stock shall be entitled to that number of votes equal to the whole number of shares of the corporation's Common Stock issued or issuable upon the conversion of such holder's shares of Preferred Stock immediately after the close of business on the record date fixed for a shareholder meeting or the effective date of such written consent.

                  (b) The consent of the holders of at least a majority of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, shall be required in connection with: (i) any amendment of any provision of the corporation's articles of incorporation if such amendment would adversely alter or change the rights, preference or privileges of the Series A, Series B, and Series C Preferred Stock; (ii) the authorization or issuance of additional shares of the corporation's capital stock having a preference over the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, with the exception of the issuance of additional shares upon conversion of the Preferred Stock authorized herein; (iii) payment of dividends on or repurchases of any shares of the Common Stock (excluding repurchases of Common Stock held by employees upon termination of employment); and (iv) the merger or consolidation of the corporation with or into another corporation or person or entity, other than a wholly-owned subsidiary of the corporation and other than a merger in which the holders of the capital stock of the corporation hold at least 50% of the voting securities of the surviving entity and the articles of incorporation of the surviving entity shall be substantially identical to these articles of incorporation; or (v) the sale or transfer of all of substantially all of the assets of the corporation.

                  (c) The consent of the holders of at least a majority of the then outstanding Series D Preferred Stock, shall be required in connection with: (i) any amendment of any provision of the corporation's articles of incorporation if such amendment would adversely alter or change the rights, preferences or privileges of the Series D Preferred Stock; (ii) the authorization or issuance of additional shares of the corporation's capital stock having a preference over or pari passu with the Series D Preferred Stock, with the exception of the issuance of additional shares upon conversion of the Preferred Stock authorized herein, or the incurrence of bank debt or issuance of debt securities in the aggregate principal amount of $750,000 following the first issuance of the Series D


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Preferred Stock; (iii) payment of dividends on or repurchases of any shares of the Common Stock (excluding repurchases of Common Stock held by employees upon termination of employment); (iv) the merger or consolidation of the corporation with or into another corporation or person or entity, other than a wholly-owned subsidiary of the corporation and other than a merger in which the holders of the capital stock of the corporation hold at least 50% of the voting securities of the surviving entity and the articles of incorporation of the surviving entity shall be substantially identical to these articles of incorporation; (v) the sale or transfer of all of substantially all of the assets of the corporation; or (vi) the issuance of shares of Common Stock representing more than 10% of the outstanding Common Stock (after giving effect to the conversion of all outstanding Preferred Stock and the exercise of all outstanding options and warrants), other than pursuant to the conversion of Preferred Stock or the exercise of outstanding options and warrants.

                  Section 4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights and obligations as follows (the "Conversion Rights"):

                  (a) Right to Convert. Subject to Section 4(b) hereof, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $6.40 by the Conversion Price of the Series A Preferred Stock (the "Series A Conversion Price"), determined as hereinafter provided, in effect at the time of conversion. The initial Series A Conversion Price shall be $4.91 per share of Common Stock. The Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                  Subject to Section 4(b) hereof, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $11.00 by the Conversion Price of the Series B Preferred Stock (the "Series B Conversion Price"), determined as hereinafter provided, in effect at the time of conversion. The initial Series B Conversion Price shall be $6.28 per share of Common Stock. The Series B Conversion Price shall be subject to adjustment as hereinafter provided.

                  Subject to Section 4(b) hereof, each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the


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Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.80 by the Conversion Price of the Series C Preferred Stock (the "Series C Conversion Price"), determined as hereinafter provided, in effect at the time of conversion. The initial Series C Conversion Price shall be $4.28 per share of Common Stock. The Series C Conversion Price shall be subject to adjustment as hereinafter provided.

                  Subject to Section 4(b) hereof, each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $4.28 by the Conversion Price of the Series D Preferred Stock (the "Series D Conversion Price"), determined as hereinafter provided, in effect at the time of conversion. The initial Series D Conversion Price shall be $4.28 per share of Common Stock. The Series D Conversion Price shall be subject to adjustment as hereinafter provided.

                  The Series A, Series B, Series C and Series D Conversion Prices are sometimes referred to herein as the "Conversion Price."

                  (b) Automatic Conversion. Each share of Series A, Series B, Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion price, respectively, upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock to the public at an aggregate offering price which results in gross cash proceeds to the corporation of at least seven million five hundred thousand dollars ($7,500,000) at a price per share of at least $7.48 (the "Initial Public Offering"); or (ii) the consent of (x) the holders of at least a majority of the then outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting together as a single class, and (y) the holders of at least 50% of the then outstanding Series C Preferred, and (z) the holders of at least 50% of then outstanding Series D Preferred.

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled (determined by aggregating all shares to be converted that are held by such holder), the corporation shall


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pay to such holder cash equal to such fraction multiplied by the then effective Conversion Price.

                           (i) Before any holder of Preferred Stock shall be
entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Preferred Stock and shall give written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, a check payable to such holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock, any declared and unpaid dividends on the converted Preferred Stock and, if less than all of the shares of the Preferred Stock represented by such certificate are converted into Common Stock, a certificate representing the shares of Preferred Stock not converted into Common Stock. In the event of any conversion at the election of a holder of Preferred Stock, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                           (ii) If the conversion is in connection with an
underwriters public offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. Notice of such conversion shall be given by the corporation by mail, postage prepaid, to the holders of the Preferred Stock at their addresses shown in the corporation's records, within a reasonable time after the closing date of the sale of such securities. On or after the closing date of the sale of such securities as specified in such notice, each holder of Preferred Stock shall surrender the certificate or certificates representing such holder's shares of Preferred Stock for the number of shares of Common Stock to which such holder is entitled, at the office of the corporation or any transfer agent for the applicable series of Preferred Stock. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a check payable


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to the holder in the amount of any cash amounts payable as a result of the conversion of any shares of Preferred Stock into fractional shares of Common Stock, and the amount of any declared and unpaid dividends on the converted Preferred Stock. Notwithstanding that any certificate representing the Preferred Stock to be converted shall not have been surrendered, each holder of such Preferred Stock shall thereafter be treated for all purposes as the record holder of the number of shares of Common Stock issuable to such holder upon such conversion.

                  (d) Adjustments to Series A, Series B, Series C and Series D Conversion Prices for Certain Diluting Issues. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be subject to adjustment as follows:

                           (i) Special Definitions. For purposes of this
Section 4(d), the following definitions shall apply:

                                    (1) "Options" shall mean rights, options
or warrants to subscribe for purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (2) "Original Issue Date" shall mean the
date on which the first shares of Series A Preferred Stock are issued.

                                    (3) "Convertible Securities" shall mean
any evidence of indebtedness, shares (other than Common Sock, but including without limitation the Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (4) "Additional Shares of Common" shall
mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the corporation on or after the Original Date, other than shares of Common Stock issued or issuable at any time.

                                            (A) upon conversion of the Preferred
Stock authorized herein;

                                            (B) to employees, officers, and
directors of and consultants, but excluding Mark Chroscielewski, James S. Thompson and Andre Szykier, to the corporation pursuant to any one or more employee stock incentive plans or agreements approved by the Board of Directors in an aggregate amount (net of repurchases or cancellations or expirations or options) of not more than 3,500,000 shares, subject to adjustment for all subdivisions or combinations;

                                            (C) to members of the Advisory
Committee of the corporation pursuant to any agreements approved


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by the Board of Directors in an aggregate amount (net of repurchases or cancellations or expirations of options) of not more than 1,000,000 shares subject to adjustment for all subdivisions or combinations;

                                            (D) as a dividend or distribution on
the Preferred Stock authorized herein or pursuant to any event for which adjustment is made pursuant to this Section 4;

                                            (E) upon the exercise of warrants to
purchase 452,500 shares of Common Stock, 63,012 shares of Series B Preferred Stock, 1,054,831 shares of Series C Preferred Stock and 250,000 shares of
Series D Preferred Stock; or

                                            (F) upon conversion of the Preferred
Stock issuable upon the exercise of 63,012 warrants to purchase Series B Preferred Stock, 1,054,831 warrants to purchase Series C Preferred Stock, and 250,000 warrants to purchase Series D Preferred Stock.

                  (ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the corporation is less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price (as the case may be) in effect on the date of, and immediately prior to such issue in which case an adjustment shall be made pursuant to Section 4(d)(iv) hereof.

                  (iii) Deemed Issue of Additional Shares of Common. In the event the corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefore, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue, or in the case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which the Additional Shares of Common are deemed to be issued:

                           (1) no further adjustments in the Series A
Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made upon the


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subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible
Securities;

                           (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                           (3) upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if: (i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the corporation upon such conversion or exchange, and
(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                           (4) no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price to an amount which exceeds the lower of


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(i) the Series A Conversion Price, Series B Conversion Price, Series C
Conversion Price or Series D Conversion Price (as the case may be) on the original adjustment date, or (ii) the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price (as the case may be) that would have resulted from any issuance or Additional Shares of Common between the original adjustment date and such readjustment date; and

                           (5) in the case of any Options which expire by
their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustments shall be made in the same manner provided in clause (3) above.

                  (iv) Adjustment of Series A and Series B Conversion Prices Upon Issuance of Additional Shares of Common. In the event this corporation after the Original Issue Date shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii), without consideration or for consideration per share less than the Series A Conversion Price or Series B Conversion Price (as the case may be) then in effect immediately prior to such issue, then and in such event, such Series A Conversion Price or Series B Conversion Price (as the case may be) shall be respectively reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price or Series B Conversion Price (as the case may be) by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including any Common Stock issuable pursuant to any then outstanding options or warrants for Common Stock or a class or series of Stock convertible into Common Stock, plus the number of shares then issued or issuable upon conversion of the Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of Additional Shares of Common so issued would purchase at such Series A Conversion Price or Series B Conversion Price (as the case may be) and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including any Common Stock issuable pursuant to any then outstanding immediately prior to such issue (including any Common Stock issuable pursuant to any then outstanding options or warrants for Common Stock or a class or series of stock convertible into Common Stock, plus the number of shares then issued or issuable upon conversion of the Preferred Stock), plus the number of such Additional Shares of Common so issued: and provided, further, that for the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of outstanding Convertible Securities or the exercise of outstanding


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Options shall be deemed to be outstanding, and immediately after any
Additional Shares of Common are deemed issued pursuant to Section 4(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                           Adjustment of Series C and Series D Conversion Upon
Issuance of Additional Shares of Common. In the event of this corporation after the Original Issue Date shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii), for consideration per share less than the Series C Conversion Price or Series D Conversion Price then in effect immediately prior to such issue (the "Dilution Shares"), then and in such event, such Series C Conversion Price or Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the per share consideration received by the corporation for the Dilution Shares so issued. If the issuance of the Dilution Shares gives rise to the further issuance of Additional Shares of Common (the "Breakup Shares"), then and in such event, such Series C Conversion Price and Series D Conversion Price (as the case may be) shall be respectively reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to a fraction, the numerator of which shall be the aggregate consideration received by the corporation for the Dilution Shares and the denominator of which shall be the number of Dilution Shares plus the number of Breakup Shares.

                  (v) Determination of Consideration. For purposes of this
Section 4(d), the consideration received by the corporation for the issue of any Additional Shares of Common shall be computed as follows:

                           (1) Cash and Property. Such consideration shall:

                                    (A) insofar as it consists of cash, be
computed at the net amount of cash received by the corporation excluding expenses, discounts and commissions payable by the corporation in connection with such issuance or sale and amounts paid or payable for accrued interest.

                                    (B) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors net of expenses as set forth in clause (A) above; and

                                    (C) in the event Additional Shares of
Common are issued together with other shares or securities or other assets of the corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                           (2) Options and Convertible Securities.  The
consideration per share received by the corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                    (x) the total amount, if any, received or
receivable by the corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (y) the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange if such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

                           (3) Stock Dividends.  Any Additional Shares of
Common deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

                  (e) Adjustment to Conversion Prices for Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, recapitalization or other like occurrence) into a greater number of shares of Common Stock, and no equivalent subdivision or increase is made with respect to the Preferred Stock, the respective Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such subdivision or increase, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, and no equivalent combination or decrease is made with respect to the Preferred Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, the respective Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (f) Adjustments for Other Dividends and Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of

Common Stock entitled to receive a dividend or other distribution payable in securities of the corporation, and no equivalent dividend or other distribution is declared or made to the Preferred Stock, then and in each such event provision shall be made so that the holders of each series of Preferred Stock shall receive, concurrently therewith, the amount of such securities which they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

                  (g) Adjustments for Reclassification, Exchange and Substitution. In the event the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property of this corporation, whether by capital reorganization, reclassification, consolidation or merger of the corporation, exchange or sale of the corporation's properties and assets or otherwise (other than a subdivision or combination of shares provided for above) (a "Restructuring"), and no equivalent Restructuring is made with respect to the Preferred Stock, the respective Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such Restructuring, be proportionately adjusted such that each series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or other securities or property of this corporation equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders thereof upon conversion of the Preferred Stock immediately before such Restructuring. This provision shall apply to successive Restructurings.

                  (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section 4, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustments or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments since the original date of issue of any shares of the Preferred Stock, (ii) the Conversion Price of each series of Preferred Stock at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

         Section 5. No Reissuance of Preferred. No shares of Preferred Stock acquired by this corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

         Section 6. Redemption

         (a) From and after the fifth anniversary of the date the Series D Preferred Stock is first issued (the "Series D Issue Date"), to the extent that the shares of Series D Preferred Stock have not been redeemed or converted prior to such date and to the extent requested by any holder thereof, the corporation shall redeem the number of issued, outstanding and unconverted shares of Series D Preferred Stock for which a holder has delivered a written request for redemption to the corporation, from any source of funds legally available therefor in accordance with the GCL. If no funds or insufficient funds are available to the corporation at any time to meet the corporation's redemption obligations pursuant to this Section, then the corporation's obligations to redeem shares of Series D Preferred Stock for which a holder has delivered a written request for redemption to the corporation, shall be earned over (subject to the same limitations on payment as set forth above) until all such shares entitled to be redeemed and qualifying for redemption hereunder have been redeemed. The shares of Series D Preferred Stock which have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series D Preferred Stock.

         (b) The redemption price for each shares of Series D Preferred Stock repurchased shall be equal to $4.28, adjusted for stock splits and recapitalizations, plus any accrued but unpaid dividends.

         (c) In the event sufficient funds are available to redeem all shares of Series D Preferred Stock entitled and electing to be redeemed pursuant to subsection (a) hereof, the corporation shall effect each such redemption pro rata among the holders of the Series D Preferred Stock based upon the number of shares of Series D Preferred Stock then held by each holder and electing to be redeemed.

         (d) Within thirty (30) days after receipt or notice by certified mail, postage prepaid, to the Company by a holder of record or the Series D Preferred Stock requesting redemption, the Company shall respond in writing, which response shall specify the date of redemption, the number of Series D Preferred Stock of the holder, if any, which cannot be redeemed. On or after the date of redemption as specified in such notice each holder shall surrender such holder's certificate for the number of shares to be redeemed as stated in the notice to this corporation at the place specified in such notice. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption, and funds necessary for the redemption shall have been paid or made available at the place fixed for redemption, then all rights with respect to such shares shall, after the specified redemption date, terminate whether or not said certificates have been surrendered, excepting only that in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender will not terminate.

                  FIFTH: The name and mailing address of the Incorporator is:

                           Marc A. Greendorfer
                           c/o Olshan Grundman Frome & Rosenzweig LLP
                           505 Park Avenue
                           New York, New York 10022

                  SIXTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

                                    B. (1) Each person who was or is made a
party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (2) of this Paragraph B with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Paragraph B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity) in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph B or otherwise.

                           (2)  If a claim under paragraph (1) of this
Paragraph B is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                           (3) The right to indemnification and the payment
of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

                           (4) The Corporation may maintain insurance, at
its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

                           (5) The Corporation may, to the extent authorized
from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation for the expenses incurred in defending any proceeding in advance of its final disposition, to any agent of the Corporation to the fullest extent of the provisions of this Paragraph B with respect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

                  SEVENTH: In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any person to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors or any such committee in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, subject to the limitations set forth in this Certificate of Incorporation and in the manner now or hereafter provided herein by statute, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as amended are granted subject to the rights reserved in this Article EIGHTH.

                  IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of __________, 1997.


                                               _______________________________
                                               Marc A. Greendorfer
                                               Sole Incorporator